Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form S-3 (Amendment No. 1) and related prospectus of Levitt Corporation for the registration of its Subordinated Investment Notes and to the use of our report dated March 14, 2007, with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2005 and 2006 and each of the three years in the period ended December 31, 2006 which is included as an Exhibit in the Levitt Corporation Annual Report (Form 10-K) for the year ended December 31, 2006 and incorporated by reference herein.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
April 10, 2007